Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

SEQUENOM REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS AND HIGHLIGHTS

SAN DIEGO, Calif.—August 6, 2009—SEQUENOM, Inc. (NASDAQ: SQNM), today reported its financial results for the quarter ended June 30, 2009.

Second Quarter Results
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Total revenue for the second quarter of 2009 was $9.2 million, compared with $12.8 million for the second quarter of 2008. The decrease from the comparable period last year was primarily due to softness in capital expenditure in the bioresearch market, resulting in lower sales of MassARRAY® systems.

•	Cost of product and service revenue for the second quarter of 2009 was $3.1 million, compared with $5.5 million for the second quarter of 2008.
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Gross margin for the second quarter of 2009 was 66%, compared to 57% for the second quarter of 2008 reflecting higher consumable sales as a percentage of the company’s product mix. Consumables are higher margin products as compared to hardware or platform products.

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Research and development expenses were $10.2 million for the second quarter of 2009, compared with $6.4 million for the same period in the prior year. Research and development expenses for the second quarter of 2009 reflected additional expenses associated with product development, as well as expenses associated with the company’s new  Clinical Laboratory Improvement Amendment (CLIA) certified laboratory, which was acquired in November 2008.

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Selling, general and administrative expenses of $15.1 million for the second quarter of 2009 increased from $10.6 million for the second quarter of 2008 as a result of increased legal expenses, higher FAS123(R) expenses, higher facilities costs, and expenses associated with the start-up of the company’s contract sales force which began in February 2009.

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Total costs and expenses for the second quarter of 2009 were $29.5 million, including $1.0 million in restructuring costs, compared with $22.5 million for the comparable quarter in 2008. For the three months ended June 30, 2009 and 2008, the company recorded $3.2 million and $1.5 million, respectively, of compensation expense related to FAS123(R).

•
Net loss for the second quarter of 2009 was $20.2 million, or $0.33 per share, compared with $9.7 million, or $0.21 per share, for the second quarter of 2008. The number of shares used to calculate net loss per share was 61,137,755 for this period versus 47,146,856 for the second quarter of 2008.

Six-Month Results
•	Revenue for the first six months of 2009 totaled $17.9 million, compared with $23.4 million for the first six months of 2008.
•	Cost of product and services revenues for the first six months of 2009 was $6.6 million, compared with $10.1 million reported for the first six months of 2008.

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•	Gross margin for the first six months of 2009 was 63%, compared to 57% for the first six months of 2008.
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Total costs and expenses for the first six months of 2009 were $55.9 million, versus $41.2 million for the comparable period in 2008. For the six months ended June 30, 2009 and 2008, the company recorded $6.2 million and $2.6 million, respectively, of compensation expense related to FAS123(R).

•
Net loss for the first six months of 2009 was $37.7 million, or $0.62 per share, compared with $18.4 million, or $0.40 per share for the comparable period in 2008. The number of shares used to calculate loss per share was 61,078,534 for this period versus 46,238,618 for the first half of 2008.

Cash, Cash Equivalents and Available for Sale Securities
As of June 30, 2009, SEQUENOM had total cash, cash equivalents and short- and long-term marketable securities of $69.3 million and $7.5 million in accounts receivable.

“This recent period has been a challenging time for SEQUENOM.  Our announcement at the end of April was immensely disappointing and has resulted in a setback in our molecular diagnostics programs. However, I believe we are at a point where we can look forward to other promising developments for SEQUENOM,” said Harry Stylli, PhD, president and CEO of SEQUENOM. “We have made improvements to our MassARRAY platform and we are poised to introduce a series of molecular diagnostics tests to the market, including the first of those based on cell free fetal nucleic acids.”

2009 Second Quarter and Recent Highlights

Genetic Analysis

Compact 96 Launch – With the launch of the Compact 96 system the company continues to make improvements to its MassARRAY platform. This next generation MassARRAY system addresses the needs of lower throughput laboratories. The combination of the features of the new MassARRAY Compact 96 system – accuracy, sensitivity, and now the ability to cost-effectively run fewer samples, make this new offering an ideal system for use in clinical laboratories.

OncoCarta Panel – The company continues to benefit from market acceptance of the OncoCarta panel. OncoCarta is a comprehensive multi-gene panel available for profiling rare somatic mutations. It enables researchers to rapidly profile genetic changes associated with tumor initiation and progression. The company expects to add more oncogenes and mutations to the OncoCarta panel in the near future.

Diagnostics Business

Commercial Launch Plans – The company is on track to launch three diagnostic products through its CLIA laboratory by the first quarter of 2010 – cystic fibrosis carrier screen (CFTR), RHD and fetal sex determination. The first of these tests – CFTR – is expected to launch this quarter or early next quarter. The RHD and fetal sex determination tests are on target for launches thereafter.

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Down Syndrome Test – The company is evaluating both RNA and DNA approaches for a Down syndrome test, and it is taking a rigorous and detailed approach to this work. The company is also sponsoring a number of clinical studies through independent third parties, the results of which will be published in peer-reviewed journals prior to the launch of any Down syndrome test that the company develops.

AttoSense HPV Test – In July, the University of Michigan published promising results in the use of the AttoSense™ HPV test in the Journal of Virological Methods. Results from this study showed that as many as 15% of women in the study group determined to be negative for the presence of human papillomavirus (HPV) in the cervix, via the most commonly used test for HPV DNA, may actually be infected with the virus at clinically relevant viral loads. The company is exploring various commercialization opportunities, with respect to the AttoSense HPV test, including partnering.

Corporate Updates

Senior Management Update – The company is pleased to report the addition of Mary Rose Keller to the senior management team, as vice president of clinical operations. Ms. Keller brings more than 25 years of clinical research experience across a broad range of therapeutic areas and diagnostic and treatment modalities. She has significant prior experience in all facets of clinical development working with biotech and pharmaceutical companies, academic institutions, and contract research organizations including managing numerous global regulatory submissions and approvals.  Prior to joining SEQUENOM, Ms. Keller was vice president, global clinical development for Shire Pharmaceuticals. Prior to joining Shire, Ms. Keller was head of development operations and clinical trial recruitment services for Pfizer Global Research and Development.

An integral part of the company’s launch plans for all its diagnostic products is ensuring ongoing dialogue with managed care providers. Joseph Zimmerman recently joined SEQUENOM to oversee this function as vice president of managed care. Previously, Mr. Zimmerman held a number of positions at AmeriPath, most recently as vice president of managed care.  Prior to joining AmeriPath, Mr. Zimmerman served as director of managed care, Midwest Division, LabCorp.

2009 Guidance

SEQUENOM is updating its 2009 financial guidance as follows:

Genetic Analysis:
•	Revenues to range between $32 million and $35 million.
•	Gross margin of approximately 57% in 2009.
•	Net loss of approximately $11 million.
•	Cash burn of breakeven to $2 million.

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Molecular Diagnostics
•	Revenue guidance is not being provided.
•	Net loss of approximately $54 million.
•	Cash burn of approximately $52 million to $55 million.

Consolidated
•	Net loss of approximately $65 million, which includes approximately $12 million in non-cash FAS 123R expenses.
•	Cash burn of approximately $52 to $57 million. The increase in burn rate is due to increased legal expenses, and increased expenses associated with the ramp up of the company’s diagnostics efforts.

About SEQUENOM
SEQUENOM is a life sciences company committed to providing the best genetic analysis products that translate the results of genomic science into solutions for molecular diagnostics, biomedical research, translational research and molecular medicine applications. As an industry innovator in DNA detection technology, SEQUENOM’s MassARRAY system allows a direct mass measurement of nucleic acids, providing unparalleled precision and quantification. On the diagnostics front, SEQUENOM is developing a comprehensive portfolio of prenatal test methods by combining the versatility of the MassARRAY system with the company’s SEQureDx technology, which enables the detection of circulating cell-free fetal nucleic acids in a maternal blood sample. The company is also developing tests for oncology, infectious diseases and other disorders. The company was founded in 1994 and is headquartered in San Diego, California. SEQUENOM maintains a Web site at http://www.sequenom.com. to which SEQUENOM regularly posts copies of its press releases as well as additional information about SEQUENOM. Interested persons can subscribe on the SEQUENOM Web site to email alerts or RSS feeds that are sent automatically when SEQUENOM issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM®, AttoSense™, SEQureDx™, and MassARRAY® are trademarks of SEQUENOM, Inc. All other trademarks and service marks are the property of their respective owners.

Note to Investors
As previously announced, SEQUENOM will hold a conference call to discuss the second quarter and six-month financial results today, August 6, 2009, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-800-706-7749 and outside the U.S. 1-617-614-3474. A 30-day archive of the call can be accessed at http://ir.sequenom.com/.

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Forward-Looking Statements
Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s current plans to introduce a series of diagnostic tests, to add enhancements to the OncoCarta panel and to commercialize the AttoSense HPV test, the development of a Down syndrome test, including the conduct of clinical trials and the publication of the results of those trials, and the Company’s ability to expand its genetic analysis platforms, as well as the statements under “2009 Guidance,” are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s ability to develop and commercialize new technologies and products, particularly new technologies such as genetic analysis platforms, noninvasive prenatal diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, the independent investigation and other risks detailed from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.
Condensed Consolidated Financial Statements - June 2009
(in thousands, except per share data)  Updated

Consolidated Summary of Operations - Q2 to June & YTD June

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Product revenues:
Consumables	$5,196	$4,940	$9,918	$9,600
System related	3,295	6,640	6,421	11,152
Services	677	1,190	1,514	2,548
Research and other	-	75	3	120
Total revenues	9,168	12,845	17,856	23,420

Costs and expenses:
Costs of product and service revenues	3,126	5,462	6,550	10,133
Research and development expenses	10,226	6,413	19,006	11,298
Selling and marketing expenses	6,934	6,326	14,253	12,139
General and administrative expenses	8,196	4,252	15,138	7,622
Restructuring	1,002	-	1,002	-

Total costs and expenses	29,484	22,453	55,949	41,192

Operating loss	(20,316)	(9,608)	(38,093)	(17,772)

Interest income and other, net	162	162	470	542
Loss on marketable securities	(38)	(240)	(38)	(1,069)

Loss before incomes taxes	(20,192)	(9,686)	(37,661)	(18,299)
Deferred tax expense	(54)	(57)	(74)	(70)
Net loss	$(20,246)	$(9,743)	$(37,735)	$(18,369)

Weighted average shares outstanding,	61,138	47,147	61,079	46,239
basic and diluted

Net loss per share, basic and diluted:	$(0.33)	$(0.21)	$(0.62)	$(0.40)

Consolidated Balance Sheet Information
	June 30, 2009	December 31, 2008
	(unaudited)	(audited)
Assets:
Cash, cash equivalents and short-term marketable securities	$63,589	$98,329
Restricted cash	1,416	1,371
Accounts receivable, net	7,520	10,642
Inventories, net	10,464	10,631
Other current assets	2,383	1,311
Total current assets	85,372	122,284
Property, equipment and leasehold improvements, net	11,762	9,195
Long-term marketable securities	5,710	5,748
Goodwill	10,007	2,398
Other long-term assets	974	859
Total assets	$113,825	$140,484

Liabilities and Stockholders' Equity:
Accounts payable	$7,858	$8,321
Accrued expenses	7,999	8,170
Deferred revenue	1,785	1,444
Other current liabilities	411	456
Short-term debt	1,414	647
Total current liabilities	19,467	19,038
Long-term liabilities	6,844	5,233
Stockholders' equity	87,514	116,213
Total liabilities and stockholders' equity	$113,825	$140,484

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